Exhibit 99.1

Press Release
FOR IMMEDIATE RELEASE:
Quanex Optimizes its Insulating Glass Spacer Operations
HOUSTON, November 7, 2011 — Quanex Building Products Corporation (NYSE:NX) today announced a consolidation and restructuring plan for its insulated glass spacer business. Currently, the company produces warm-edge spacer products in the US at its Cambridge, OH and Barbourville, KY locations. The plan, in part, calls for the permanent closing of the company’s Barbourville facility. The equipment used to manufacture the industry’s leading single seal spacer system will be relocated to Quanex’s Cambridge facility.
“Quanex Building Products remains committed to becoming the leader in the production of fenestration components, products and systems serving a global customer base,” said David D. Petratis, Quanex’s president and chief executive officer. “We continually work to identify opportunities that enhance our ability to deliver outstanding products and services to our growing customer base. While it was a very difficult decision to close our spacer facility in Kentucky, we believe this consolidation will allow us to better serve our customers through streamlined operations. During the transition, our spacer customers can expect to see the same great service and experience they have grown accustomed to.”
The restructuring plan also includes the consolidation of administrative functions, as well as research and development. Effective today, George L. Wilson will assume the new role of General Manager — Insulated Glass Systems.
The consolidation of operations and the subsequent closure of the Barbourville facility are expected to be completed during Quanex’s fiscal third quarter 2012.
Quanex Building Products Corporation is an industry-leading manufacturer of value-added, engineered products and components, serving the energy-efficient building products markets. It is an ROIC-driven company that grows shareholder returns through a combination of organic growth via new products, programs and strategic acquisitions. For more information, visit www.quanex.com.
Statements that use the words “estimated,” “expect,” “could,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, references to synergies derived from the acquisition of Edgetech, future operating results and financial condition of Quanex and future uses of cash. The statements in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, the availability and cost of raw materials, and customer demand. For a more complete discussion of factors that may affect the company’s future performance, please refer to the company’s 10-K filing on December 20, 2010, under the Securities Exchange Act of 1934, in particular the section titled, “Private Securities Litigation Reform Act” contained therein.
Investor Contact: Jeff Galow, 713-877-5327, jgalow@quanex.com
Media Contact: Valerie Calvert, 713-877-5305, vcalvert@quanex.com

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